Exhibit (o) (5)

CODE OF ETHICS

August 31, 2011

SPARX Asset Management Co., Ltd.

Table of Contents

Chapter 1: Introduction to SPARX Code o f Ethics	4
I. General Introduction	4
II. Books and Records Requirements.	5
III. Code of Ethics Acknowledgement Form	5
Chapter 2: Personal Trading	6
I. General Provisions	6
II. Scope of Personal Trading Restrictions	6
A. Covered Securities	6
B. Prohibited Securities and Transactions	6
C. Exempt Securities and Transactions	6
III. Pre-clearance of Personal Securities Transactions	7
A. Pre-Clearance Process	7
IV. Advanced Approval	8
V. Short-Term Trading Profits	8
A. General Restriction	8
B. Trading Restriction in Open-End Mutual Funds	8
VI. Trading in shares of SPARX Group Co., Ltd.	8
VII. Reporting and Certification Requirements	8
A. Initial Reporting and Certification for New Employees	8
B. Quarterly Transactional Reporting	9
C. Annual Reporting and Certification	9
VIII. Books and Records	9
IX. Remedial Actions	9
X. Duty of Confidentiality	9
Chapter 3: Insider Trading Policy and Procedures	10
I. General Provisions	10
A. Policy Statement on Insider Trading	10
II. Definision of Insider Information	10
A. Material Information	10
B. Non-Public Information	11
C. Insider Information Provided by Others.	11
III. Penalties for Insider Trading	12
IV. Procedures to Implement the Policy Against Insider Trading	12
A. Reporting Requirements.	12
Ｂ. General Restriction	12
C. Firewall Procedures	13
D. Resolving Issues Concerning Insider Trading	13
Chapter 4: Additional Personal Compliance Issues	14
I. Gift and Entertainment Policy	14
II. Confidential Client Information	14
A. Non-Disclosure of Confidential Client Information	14
B. Employee Responsibilities	15
C. Security of Confidential Personal Information	15
D. SPARX Proprietary Confidential Information	15
III. Outside Employment	15
IV. Reporting Violations and Sanctions	16
V. Anti-Money Laundering	16

VI. Business Continuity Plan	16
SPARX Code of Ethics	17
Acknowledgment and Certification	17
SPARX Group Outside Employment Notification Form	18
Trade Pre-Clearance Form fo r SPARX shares	19
Trade Pre-Clearance Form for Covered Securities	20
Acknowledgement Concerning the Transactions of Subject Securities	21
Insider Information Notification	22
SPARX GROUP Acknowledgement Concerning Insider Information	24
Gifts and Entertainment Application/Notification Form	25

Amended August 31, 2011
Amended March 31, 2010
Amended: January 2010
Amended: November 2008
Original date:  February, 2006

Chapter 1: Introduction to SPARX Code of Ethics

I.  General Introduction

SPARX Group　was founded with a vision to “become the most trusted and respected investment company in the world”. Our aim is to be a premier global company, recognized by investors worldwide for our fundamental principles and our passion for excellence and integrity.  Our sense of fiduciary responsibilities to our　 clients must be given the highest of priorities within the entire SPARX Group. Although we have a dedicated team of compliance professionals, each and every employee is expected to embrace the spirit of best practices and is required to adhere to the global standards that apply to our business.  All SPARX employees are required to work in a manner that seeks to strengthen and fulfill our vision.

The Code establishes rules of conduct for all SPARX employees (“SPARX employees” or “employees” includes, all full time employees of SPARX, including directors, auditors, consultants, advisers and temporary workers).  The Code is based on the principle that we, as employees owe a fiduciary duty to SPARX shareholders and our clients.  Accordingly, we must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of our clients.  Both SPARX and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct.  Compliance with this section involves more than acting with honesty and good faith alone.  It means that SPARX has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

In meeting its fiduciary responsibilities to its clients, SPARX expects every employee to demonstrate the highest standards of ethical conduct for continued employment with SPARX.  Strict compliance with the provisions of the Code shall be considered a basic condition of employment with SPARX.   Our reputation for fair and honest dealing with our clients has taken considerable time to build.  This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients.  Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment.

The provisions of the Code are not all-inclusive.  Rather, they are intended as a guide for employees of SPARX.  In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with their local Legal & Compliance Team.  Legal & Compliance may grant exceptions to certain provisions contained in the Code only in those situations when it is clearly beyond dispute that the interests of our clients will not be adversely affected or compromised.  All questions arising in connection with personal securities trading should be resolved in favor of the client.

As employees of a financial services company, we must always be cognizant of our fiduciary duties to:

•
Place the interests of our Clients first.  In other words, as a fiduciary we must scrupulously avoid serving our own personal interests ahead of the interests of our clients.  We may not cause a client to take action, or not to take action, for our personal benefit rather than the benefit of the client.

•
Conduct all of our personal securities transactions in full compliance with this Code.  SPARX encourages you and your family to develop personal investment programs.  However, you must not take any action in connection with your personal investments that could cause even the appearance of unfairness or impropriety.  Accordingly, you must comply with the policies and procedures set forth in this Code.  In addition, you must comply with the policies and procedures set forth in the SPARX Insider Trading Policy and Procedures.  Questions regarding these policies and procedures should be addressed to Legal & Compliance.

II.  Books and Records Requirements.

SPARX shall maintain and preserve in an easily accessible place, the following; (electronically or in hard copy):

•	A copy of this Code, or any other Code of Ethics, which have been effective within the previous 5 years.
•	A record of any violation of this Code and of any action taken as a result of such violation for a period of 5 years following the end of the reporting year in which the violation occurs.
•
A copy of the Annual Certificate of Compliance of Code of Ethics (include any amendment, replacement thereof for the time being in force) submitted within the past 5 years   This record shall be maintained with SPARX for a period of 5 years following the termination of the employment of each SPARX employee.

•	A copy of each report submitted under this Code for a period of 5 years.
•	A list of all persons who are, or within the past 5 years were, subject to the reporting requirements of the Code.

III.  Code of Ethics Acknowledgement Form

All employees are required to complete the Acknowledgement Form.  Such annual certificate must be submitted to Legal & Compliance within 30 days after it is requested.

If there are conflicts between the Code and Internal Rule governed by Japanese regulation, the rules will be put before the Code. Any questions pertaining to the SPARX Code of Ethics should be addressed to Legal & Compliance.

Chapter 2:  Personal Trading

I.  General Provisions

SPARX Employees may not engage in, or permit any other person or entity to engage in, any purchase or sale of any security of which you have, or by reason of the transaction will acquire, Beneficial Ownership, unless
•	the transaction is in an exempt security;
•	the transaction is an Exempt Transaction; or
•	you have complied with the procedures set forth in the Code.

An employee has a beneficial interest in a security or account if he or she has the power to vote or sell the security and has a direct or indirect pecuniary interest in that security or account.

A.  Accounts Definition

All Beneficially Owned Securities Accounts held by SPARX employees are subject to the policies and procedures herein. Beneficially Owned Securities Accounts include accounts maintained under the name of any employee; accounts having a direct/indirect interest with any employee; accounts maintained under the name of a spouse or dependent family member (accounts help in an employee’s children’s name), or persons who are sharing the same household with such employee and such employee facilitates purchase/sell orders or settlements for them.

US Employees ONLY
If US Employees wishing to open a new brokerage account, please see Legal & Compliance.

II.  Scope of Personal Trading Restrictions

A.  Covered Securities

The following list identifies the “Securities” that are deemed subject to the requirements of the Code:

a)	Any note, stock, treasury stock, or bond.
b)	Proprietary Mutual Funds which are any proprietary funds currently advised or sub-advised by SPARX or SPARX Affiliates.
c)	All hedge funds / private funds or fund of funds.
As there is no exact definition of the term "hedge fund", they can generally be described as any unregistered, privately-offered, managed pool of capital for wealthy, financially sophisticated investors (for example, long-short funds, funds invested in derivatives, arbitrage, etc.)

B.  Prohibited Securities and Transactions

Options, warrants, futures, short-selling and margin transactions (including margin FX trading and CFDs), are strictly prohibited. It also includes security futures and futures and options on any group or index of Securities.

C.  Exempt Securities and Transactions

The following are Securities and transactions that are exempt from the requirements under the Code (“Exempt Securities”)

•	Securities issued by a government, an international organization (the World Bank etc.), banker’s bills, CD’s and other cash equivalents such as MMFs, publicly offered investment funds;

•	Shares issued by open and closed end mutual funds not advised or sub-advised by SPARX or an affiliated SPARX Group company;

•	Listed Exchange Traded Funds (ETFs) linked to Index such as TOPIX, Nikkei 225, S&P500

•	Purchases of Securities under dividend reinvestment plans;

•	Purchases of Securities by exercise of rights issued to the holders of a class of Securities pro rata, to the extent they are issued with respect to Securities of which you have Beneficial Ownership;

•
Acquisitions or dispositions of Securities as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to all holders of a class of Securities of which you have Beneficial Ownership;

Other specific transactions as may be exempted by Legal & Compliance based upon a determination that the transaction does not interfere or appear to interfere with making decisions in the best interest of our clients. All requests to exempt a transaction must be in writing and forwarded to the designated Legal & Compliance Department for approval prior to execution of the transaction.

III.  Pre-clearance of Personal Securities Transactions

A.	Pre-Clearance Process
1)
All employees, must preclear all covered personal securities transactions by submitting a completed Pre-Clearance Request Form to Legal & Compliance.   Any professionals who belong to Investment & Research Division and Trading Division must obtain an approval from respective department heads on the Pre-Clearance Request Form prior to the submission to Legal & Compliance.   Any marketing professionals must obtain an approval from internal control officer prior to the submission to Legal & Compliance.

2)
Securities may not be purchased or sold by an employee if, at the time of pre-clearance, there is a buy or sell order (including those orders which remain unsettled) on the relevant trading desk on behalf of clients in the same Security or an equivalent Security.

3)
The Securities may not be purchased or sold if, at the time of pre-clearance, you are aware or should be aware that trading in the same security or an equivalent Security has been or would be placed or advised on behalf of the clients on the date of Pre-Clearance near future or within the period of five (5) business days following the next business day of the Pre-Clearance date.

4)
SPARX Employees who are in charge of advising or management of clients assets or engaging in trading are prohibited from purchasing or selling the Securities or equivalent securities for which he/she has advised or purchased or sold on behalf of clients within a period of five (5) business days starting from the business day immediately preceding the date he/she is applying for the Pre-Clearance.  Aforementioned employees shall not purchase or sell the Securities that are scheduled to be purchased or sold on behalf of client’s accounts near future or for a period of three (3) business days starting from the business day immediately following the date he/she is applying for the Pre-Clearance as a minimum requirement period.

5)
Any SPARX Employees who are in charge of corporate research are prohibited from purchasing or selling the Securities or equivalent securities issued by the corporation (or its affiliated companies) for which he/she conducted its research within one (1) month prior to applying for the Pre-Clearance.

6)	Any professionals who are involved in the brokerage business are prohibited from purchasing or selling the Securities which its issuers are their clients.

7)	SPARX Employees are prohibited from purchasing or selling the Securities which he/she obtains non public material information related to the issuers.

8)	Employees may not acquire Beneficial Ownership of any hedge fund / private fund unless prior written approval from Legal & Compliance has been granted.

IV.  Advanced Approval

Legal & Compliance will review all pre-clearance forms to ensure no conflict or appearance of conflict exists. Once Legal & Compliance is satisfied that no conflicts exist, approval will be granted. Approvals are effective only one day when approval has been granted. If the approved trade is not executed, a new pre-clearance form must be submitted and approval granted for you to execute the trade.

Pre-clearance for Employees wishing to trade SPARX stock is good for two business days.

V.  Short-Term Trading Profits

A.  General Restriction

Employees may not profit from the purchase and sale, or sale and purchase, within six(6) months of the same securities or equivalent Securities (other than Exempt Securities) of which you have Beneficial Ownership.  Any such short-term trade must be unwound, or if that is not practical, the profits must be contributed to a charitable organization.

Due to the inevitable reasons and with the advanced approval from Head of Legal & Compliance, you are considered to profit from a short-term trade.

B.  Trading Restriction in Open-End Mutual Funds

Excessive trading for mutual funds where SPARX or an affiliated SPARX Group company is the Adviser or Sub-Adviser including US registered open-end investment companies is strictly prohibited.
Employees may not purchase and sell, or sell and purchase the same mutual fund, in any 2 month period, regardless of whether those transactions occurred in a single account or across multiple accounts in which the employee has beneficial interest.

This prohibition will not apply with respect to automatic reinvestments of dividends, income or interest received from the mutual fund.

VI.  Trading in shares of SPARX Group Co., Ltd.

Employees of SPARX may not trade its securities within six (6) months commencing from the date of transaction, shall submit a pre-clearance form to Legal & Compliance in advance and transactions shall be made only through the approved brokers.

This 6-month holding period does not apply to employees wishing to exercise SPARX stock options who then wish to sell out of the position as soon as practically possible.

VII.  Reporting and Certification Requirements

A.  Initial Reporting and Certification for New Employees

Within 10 days following the commencement of employment at SPARX, all employees are required to complete and submit the Code of Ethics Acknowledgement Form and the Listing of Personal Securities Holdings as well as a list of brokerage accounts to Legal & Compliance.

A copy of the Code of Ethics Acknowledgement and Certification Form is available at Legal & Compliance

B.  Quarterly Transactional Reporting

Any employee that maintains a brokerage or trading account with a non-designated broker AND does not have duplicate copies of account statements and transactional confirmations being sent directly to the attention of Legal & Compliance, must submit a copy of Quarterly Transaction Report which has been created by brokerage firms for all trades previously pre-cleared by Legal & Compliance.

C.  Annual Reporting and Certification

All employees are required to submit the Annual Listing of Securities Holdings and Code of Ethics Acknowledgement and Certification Form as well as a list of brokerage accounts to Legal & Compliance in a month following the end of the calendar year. Such annual listing is reported by submitting a duplicate copy of those reports on the trading records and /or the statement of the account balances regularly provided by the broker with which each of the employees hold his/her account.

VIII.  Books and Records

SPARX is required to maintain records, at the end of each of its fiscal quarters, of each employee’s personal securities trades, including any securities traded that such person has a beneficial interest in.  These records allow Legal & Compliance to determine whether or not SPARX or any of its employees have effected transactions for their account in the same securities recommended or transacted on behalf of clients.

IX.  Remedial Actions

SPARX reserves the right to cancel any trade (without prior notice and at the employee’s expense) or to instruct to cancel a trade at your expense.  SPARX may suspend or revoke your trading privileges at any time. Employee trading violations can result in penalties ranging from cancellation of an offending trade to termination of your employment.  Any loss from an unauthorized or inappropriate trade will be charged to the employee and any profits may be forfeited to a charity of the employee’s choice.  Violations may also lead to civil or criminal proceedings and penalties. Failure to pre-clear trades, comply with any of the reporting requirements, or the filing of false or misleading information may result in sanctions including fines. All fines collected will be donated to an approved charity.

X.  Duty of Confidentiality

Unless legally required, SPARX will not distribute or disclose, personal securities information or any personal information reported to SPARX by officers and employees without prior consent from respective employees.

Chapter 3:  Insider Trading Policy and Procedures

I.  General Provisions

A.  Policy Statement on Insider Trading

It is SPARX’ policy to prohibit any of their officers, directors or employees from trading, either personally or on behalf of others (such as, mutual funds and private accounts managed by a SPARX Group company), on the basis of material non-public information or communicating material non-public information to others in violation of the regulations and laws.  This conduct is frequently referred to as "insider trading".

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

(1)	trading by an insider, while aware of insider information ; or

(2)	trading by a non-insider, while aware of insider information, where the information was disclosed to the non-insider in violation of an insider's duty to keep it confidential; or

(3)	communicating insider information to others in breach of a duty of trust or confidence.

This Policy applies to all SPARX employees, officers and directors (direct or indirect) (‘employees”) as well as to any transactions in any securities participated in by family members, or trusts or corporations controlled by such persons.  In particular, this Policy applies to securities transactions by:

•	the employee’s spouse;
•	the employee’s minor children;
•	any other relatives living in the employee’s household;
•	a trust in which the employee has a beneficial interest, unless such person has no direct or indirect control over the trust;
•	a trust as to which the employee is a trustee;
•	a revocable trust as to which the employee is a settlor;
•	a corporation of which the employee is an officer, director or
•	10% or greater stockholder; or
•	a partnership of which the employee is a partner (including most investment clubs) unless the employee has no direct or indirect control over the partnership.

II. Definision of Insider Information

A. Material Information

Trading on insider information is not a basis for liability unless the information is deemed to be material.  "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities.

Besides the definition of the described in the Financial Instrument Exchange Law in Japan, information is likely to be "material" if it relates to significant changes affecting such matters as:

•	dividend or earnings expectations;
•	write-downs or write-offs of assets;
•	additions to reserves for bad debts or contingent liabilities;

•	expansion or curtailment of company or major division operations;
•	proposals or agreements involving a joint venture, merger, acquisition; divestiture, or leveraged buy-out;
•	new products or services;
•	exploratory, discovery or research developments;
•	criminal indictments, civil litigation or government investigations;
•	disputes with major suppliers or customers or significant changes in the relationships with such parties;
•	labor disputes including strikes or lockouts;
•	substantial changes in accounting methods;
•	major litigation developments;
•	major personnel changes;
•	debt service or liquidity problems;
•	bankruptcy or insolvency;
•	extraordinary management developments;
•	public offerings or private sales of debt or equity securities;
•	calls, redemptions or purchases of a company's own stock; issuer tender offers; or
•	recapitalizations.

B.  Non-Public Information

In order for issues concerning insider trading to arise, information must not only be "material", it must be "non-public".  "Non-public" information is information which has not been made available to investors generally.  Information received in circumstances indicating that it is not yet in general circulation or where the recipient knows or should know that the information could only have been provided by an "insider" is also deemed "non-public" information.

At such time as material, non-public information has been effectively distributed to the investing public, it is no longer subject to insider trading restrictions.  However, for "non-public" information to become public information, it must be disseminated through recognized channels of distribution designed to reach the securities marketplace.

Material non-public information is not made public by selective dissemination.  Material information improperly disclosed only to institutional investors or to a research analyst or a favored group of analysts retains its status as "non-public" information which must not be disclosed or otherwise misused.  Similarly, partial disclosure does not constitute public dissemination.  So long as any material component of the "inside" information possessed by SPARX has yet to be publicly disclosed, the information is deemed "non-public" and may not be misused.

C.  Insider Information Provided by Others.

Information Provided in Confidence.  It is possible that one or more directors, officers, or employees of SPARX may become temporary "insiders" because of a duty of trust or confidence.  A duty of trust or confidence can arise: (1) whenever a person agrees to maintain information in confidence; (2) when two people have a history, pattern, or practice of sharing confidences such that the recipient of the information knows or reasonably should know that the person communicating the material non-public information expects that the recipient will maintain its confidentiality; or (3) whenever a person receives or obtains material non-public information from certain close family members such as spouses, parents, children and siblings. For example, personnel at SPARX may become insiders when an external source, such as a company whose securities are held by one or more of the accounts managed by SPARX, discloses material, non-public information to SPARX portfolio managers or analysts with the expectation that the information will remain confidential.

As an "insider", SPARX has a duty not to breach the trust of the party that has communicated the "material, non-public" information by misusing that information.  This duty may arise because SPARX has entered or has been invited to enter into a commercial relationship with the company, client or prospective client and has been given access to confidential information solely for the corporate purposes of that company, client or prospective client.  This duty remains whether or not SPARX ultimately participates in the transaction.

Information Disclosed in Breach of a Duty.  Employees of SPARX must be especially wary of "material, non-public" information disclosed in breach of corporate insider's duty of trust or confidence that he or she owes the corporation and shareholders.  Even where there is no expectation of confidentiality, a person may become an "insider" upon receiving material, non-public information in circumstances where a person knows, or should know, that a corporate insider is disclosing information in breach of a duty of trust and confidence that he or she owes the corporation and its shareholders.  Whether the disclosure is an improper "tip" that renders the recipient a "tippee" depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure. In the context of an improper disclosure by a corporate insider, the requisite "personal benefit" may not be limited to a present or future monetary gain.  Rather, a prohibited personal benefit could include a reputational benefit, an expectation of a “quid pro quo” from the recipient or the recipient's employer by a gift of the "inside" information.

A person may, depending on the circumstances, also become an "insider" or "tippee" when he or she obtains apparently material, non-public information by happenstance, including information derived from social situations, business gatherings, overheard conversations, misplaced documents, and "tips" from insiders or other third parties.

III.  Penalties for Insider Trading

Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers.  A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation.  Penalties may include: civil injunctions, treble damages, disgorgement of profits, jail sentences, fines for the person who committed the violation and fines for the employer or other controlling person.

In addition, any violation of this policy statement can be expected to result in serious sanctions by SPARX, including dismissal of the person or persons involved.

IV.  Procedures to Implement the Policy Against Insider Trading

The following procedures have been established to aid the officers, directors and employees of SPARX in avoiding insider trading, and to aid SPARX in preventing, detecting and imposing sanctions against insider trading.  Every officer, director and employee of SPARX must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties.

A.  Reporting Requirements.

Employees who are in receipt of Insider Information must complete the Inside Information Notification form and submit it to Legal & Compliance without delay.　Given the potentially severe regulatory, civil and criminal sanctions to which you, SPARX and its personnel could be subject, any director, officer and employee uncertain as to whether the information he or she possesses is "material non-public" information should immediately consult with Legal & Compliance. Such employees must 1)  Not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by SPARX; and 2) Not communicate the information inside or outside the Company, without the approval of Legal & Compliance.

Ｂ.  General Restriction

1.	No employee, officer or director of SPARX who is aware of material non-public information relating to SPARX, may buy or sell any securities of SPARX, or engage in any other action to take advantage of, or pass on to others, such material non-public information.

2.	No employee, officer or director of SPARX who is aware of material non-public information which relates to any other company or entity in circumstances in which such person is deemed to be an insider or is otherwise subject to restrictions under the federal securities laws may buy or sell securities of that company or otherwise take advantage of, or pass on to others, such material non-public information, except in accordance with the advance approval from Head of Legal & Compliance.

3.	No employee, officer or director of SPARX shall engage in a securities transaction with respect to the securities of SPARX, except in accordance with the specific procedures published from time to time by SPARX.

4.	No employee shall engage in a personal securities transaction with respect to any securities of any other company, except in accordance with the specific procedures set forth in the SPARX Group Code of Ethics.

5.	Because even inadvertent disclosure of material non-public information to others can lead to significant legal difficulties, officers, directors and employees of SPARX should not discuss any potentially material non-public information concerning SPARX or other companies, including other officers, employees and directors, except as specifically required in the performance of their duties

C.  Firewall Procedures

Global best practices require the establishment and strict enforcement of procedures reasonably designed to prevent the misuse of "inside" information.  Accordingly, you should not discuss material non-public information about SPARX or other companies with anyone, including other employees, except as required in the performance of your regular duties.  In addition, care should be taken so that such information is secure.  For example, access to computer files containing material non-public information should be restricted.

D.  Resolving Issues Concerning Insider Trading

If you have any doubts or questions as to the materiality or non-public nature of information in your possession or as to any of the applicability or interpretation of any of the foregoing procedures or as to the propriety of any action, you must contact Legal & Compliance.  Until advised to the contrary by Legal & Compliance, you should presume that the information is material and non-public and you should not trade in the securities or disclose this information to anyone.

Chapter 4: Additional Personal Compliance Issues

I.  Gift and Entertainment Policy

Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest problem.  SPARX employees are generally restricted from receiving gifts from clients or prospective clients, or from accepting gifts in consideration for comments made in a public forum or to the media. If a gift is received, it must be immediately reported to a head of department/division  and Legal & Compliance.

SPARX Group employees may from time to time receive unsolicited gifts from clients, vendors, and/or brokers.  Please note that accepting such gifts is not a violation of the Code of Ethics, but employees are required to report such gifts to Legal & Compliance.  Legal & Compliance will retain such reports in a Gift and Entertainment file to document that such gifts in no way gave rise to a conflict or perceived conflict of interest.

Additionally, providing public servants with gifts of entertainment is also strictly prohibited. This also applies to providing gifts to those considered to be working in a public service by law (including executives at pension fund investment trusts.

“Entertainment” can generally be described as dinner, sporting events and/or trips provided by clients, vendors or brokers.   SPARX employees are generally restricted from accepting “entertainment”, but SPARX recognizes, in limited circumstances, it is necessary to carry on the business of SPARX.  Please note that accepting such “entertainment” is not a violation of the Code of Ethics, but employees are required to report instances to Legal & Compliance upon approval is granted from a head of department or division.

II.  Confidential Client Information

In the course of business, SPARX may regularly gain access to information about its clients.  Such information may include a person's status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by SPARX to clients, and data or analyses derived from such information (collectively referred to as "Confidential Client Information").  All Confidential Client Information, whether relating to current or former SPARX clients, is subject to the Code's policies and procedures.  Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

A.  Non-Disclosure of Confidential Client Information

All information regarding SPARX clients must be kept strictly confidential.   Information may only be disclosed when the disclosure is consistent with the firm's policy and the client's direction.  SPARX does not share Confidential Client Information with any third parties, except in the following circumstances:
●
As necessary to provide service that the client requested or authorized, or to maintain and service the client's account.  SPARX will require that any financial intermediary, agent or other service provider utilized by SPARX comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by SPARX only for the performance of the specific service requested;

●	As required by regulatory authorities or law enforcement officials who have jurisdiction over SPARX, or as otherwise required by any applicable law.
●	To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

B.  Employee Responsibilities

All SPARX employees are prohibited, either during or after the termination of their employment with SPARX, from disclosing Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances described above.  Employees are permitted to disclose Confidential Client Information only to such other employees who need to have access to such information to deliver services to the client.

Employees are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with SPARX must return all such documents to SPARX.

Any supervised person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible dismissal, whether or not he or she benefited from the disclosed information.

C.  Security of Confidential Personal Information

SPARX enforces the following policies and procedures to protect the security of Confidential Client Information:
●	The firm restricts access to Confidential Client Information to those employees who need to know such information to provide services to clients;
●
Any employee who is authorized to have access to Confidential Client Information in connection with the performance of such person's duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;

●	All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons;
●
Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by employees in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

D.  SPARX Proprietary Confidential Information

All SPARX employees are prohibited, from disclosing any information concerning SPARX, including but not limited to information regarding its asset management business, research, trading, forecasts, management and financial information, to any person or entity outside the firm, including family members.

III.  Outside Employment

Employees wishing to accept or maintain employment outside of SPARX with any other firm must first report to Corporate Administration and receive prior approval from the head of Corporate Administration.  In certain circumstances, he/she may determine that approval from the Board of Directors or a designated committee is necessary.  “Employment outside of SPARX”, may generally be defined as jobs or positions in which the employee is compensated for their service.  SPARX expects all employees to dedicate themselves to the business of SPARX. To that end, SPARX believes outside employment in addition to SPARX may interfere with what the employee was hired to do at SPARX, and more importantly, may interfere with our fiduciary obligations to our clients. Any questions concerning this policy should be directed to Corporate Administration or Legal & Compliance.

IV.  Reporting Violations and Sanctions

All employees shall promptly report to Legal & Compliance all apparent violations of the Code and all apparent violations of any SPARX Group policy or procedure.

Legal & Compliance shall promptly report to the board of directors all apparent material violations of the Code, or policy and procedure.  When Legal & Compliance finds that a violation otherwise reportable to the Board of Directors could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of these procedures or local regulations, Legal & Compliance may, in their discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

The board of directors shall consider reports made to it hereunder and shall determine whether or not the Code or SPARX Group policy or procedure has been violated and what sanctions, if any, should be imposed.  Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the firm.

V.  Anti-Money Laundering

It is SPARX Group’s policy to prohibit and actively prevent money laundering and any activity that facilitates money laundering or the funding of terrorist or criminal activities.  Money laundering is generally defined as engaging in acts designed to conceal or disguise the true origins of criminally derived proceeds so that the unlawful proceeds appear to have derived from legitimate origins or constitute legitimate assets.

Generally, money laundering occurs in three stages.  Cash first enters the financial system at the "placement" stage, where the cash generated from criminal activities is converted into monetary instruments, such as money orders or traveler's checks, or deposited into accounts at financial institutions.  At the "layering" stage, the funds are transferred or moved into other accounts or other financial institutions to further separate the money from its criminal origin.  At the "integration" stage, the funds are reintroduced into the economy and used to purchase legitimate assets or to fund other criminal activities or legitimate businesses.

Terrorist financing may not involve the proceeds of criminal conduct, but rather an attempt to conceal the origin or intended use of the funds, which will later be used for criminal purposes.  Accordingly, SPARX will comply with all applicable laws and regulations designed to combat money laundering activity and terrorist financing and will cooperate with the appropriate authorities in efforts to prevent any such misuse of the securities markets. Every employee is required to act in furtherance of this policy statement to protect SPARX from exploitation by money launderers or terrorists.

VI.  Business Continuity Plan

SPARX Group is committed to responding to a Significant Business Disruption (SBD) by safeguarding employees’ lives and firm property, making a financial and operational assessment, quickly recovering and resuming operations, protecting all of the firm’s books and records, and allowing our customers to transact business.  In the event that we determine we are unable to continue our business, we will assure customers prompt access to their funds and securities.

SPARX has a Business Continuity Plan in place. SPARX employees are required to make become familiar with the Plan and to ask questions to the Designated Department if necessary.

SPARX Code of Ethics
Acknowledgment and Certification

I hereby certify that I have read and understand the attached SPARX Code of Ethics (the “Code”). Pursuant to such Code, I recognize that I must disclose or report all personal securities holdings and transactions required to be disclosed or reported there-under and comply in all other respects with the requirements of the Code. I understand that any failure to comply in all aspects with the foregoing and these policies and procedures may lead to sanctions including dismissal. I hereby agree to abide by all of the Code’s requirements as it relates to my employment with SPARX.

Name:	Signature:

Department:	Date:

SPARX Group Outside Employment Notification Form

Members wishing to accept or maintain employment outside of SPARX with any other firm must first report to Corporate Administration and receive prior approval from the head of Corporate Administration.  In certain circumstances, he/she may determine that approval from the Board of Directors or a designated committee is necessary.  SPARX expects all Members to dedicate themselves to the business of SPARX. To that end, SPARX believes outside employment in addition to SPARX may interfere with what the Member was hired to do at SPARX, and more importantly, may interfere with our fiduciary obligations to our clients. Any questions concerning this policy should be directed to Corporate Administration or Legal & Compliance.

Please provide the following information;

Name of Firm:

Job Title / Function:

Nature of Activity / Details of Job:

Do you receive compensation from the Firm: YES / NO

Does the activity involve (or could it potentially involve) existing or perspective SPARX clients? YES / NO If YES, please provide details,

Name:	Signature:

Department:	Date:

Confirmed by Legal & Compliance

Approved by Head of Corporate Administration: YES / NO

Approved by Board of Director (if necessary) : YES / NO

Application Date：

Trade Pre-Clearance Form for SPARX shares

I hereby confirm that I will comply with applicable laws and regulation to trade SPARX shares with my personal accounts.

1.	Applicant：	(seal)	Department：
	Name of Nominee (If different)：		Relationship：

2.	Detail Information：
	Types	Security Name (Code)	Quantity	Side
	Japanese Equity	SPARX Group Co., Ltd.(8739)		☐Buy ☐Sell

3.	Broker Name：

4.	Have you had a reversed trade on the same security during the past six (6 months?：)			☐Yes ☐No

5.	Do you possess material non-public information regarding submitted security? ( not limited to insider information where Financial Instrument & Exchange Law describes)：			☐Yes ☐No

If You are a board member or corporate auditors member
A) Corporate Auditors approval is required	（Seal）

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Approval /Verification

Approval is granted only when applicants observe the applicable laws and regulations.

Information Management Officer (Head of Legal & Compliance)：	Approved Date：

Legal & Compliance：	Verified Date：

Application Date：

Trade Pre-Clearance Form for Covered Securities

I hereby confirm that I will comply with applicable laws and regulation in order to trade Covered Securities with my personal accounts.

1.	Applicant：	(Seal)	Department：
	Name of Nominee (If different)：		Relationship：

2.	Detail Information：
	Types	Securities Name (Code)	Quantity	Side
☐Buy ☐Sell

3.	Broker Name：

4.	Have you had a reversed trade on the same security during the past six (6) months? （If mutual fund managed /advised by SPARX, it is 2 months.：	☐Yes ☐No
5.	Do you possess material non-public information regarding submitted security? ( not limited to insider information where Financial Instrument & Exchange Law describes)：	☐Yes ☐No
6.	Are you aware that client accounts/funds would be trading on the same security or an equivalent security near future：	☐Yes ☐No

7.	If you are
	A) a board member / corporate auditors member, Corporate Auditors approval is required ：	（Seal）

B) a member of Investment Management Business Unit/Trading Group, a head of Dept./Division approval is required.：
(Note: In addition to this form, “Acknowledgement Concerning the Transactions of Subject Securities” is required.)
（Seal）
*If IPO or Private Placement, Information Memorandum or other documents related to the issuers should be attached for the review

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Approval/Verification
Approval is granted only when applicants observe the applicable laws and regulations.

Information Management Officer/Trading Examiner (Head of Legal & Compliance)：	Approved Date：：
Legal & Compliance：	Verified Date：

Legal & Compliance Use Only
Received a confirmation of Trade Execution from a member of Investment Management Business Unit or Trading Group :	Yes ・No
Clients/Fund accounts traded on the same securities during the period of three (3) business days starting from the business day immediately following the date the application form is submitted.	Yes ・No

In addition to “Trade Pre-clearance Form for Subject Securities”, a member of Investment Management Business Unit or Trading Group is required to submit this form.

Acknowledgement Concerning the Transactions of Subject Securities

Date of application：
Department：
	Name of Applicant：	Title:
I hereby confirm to report the following matters in order to trade Subject Securities with my personal accounts.
1.	Prohibited Acts：
I shall not commit any of the following acts prohibited by laws and regulations and rules of the self regulatory organization.
	(1) Transactions conducted based on specific information that the Subject Person has obtained using his/her position or in the course of performing his/her duties;		☐Yes ☐No
	(2) Transactions exclusively purposed for pursuing a speculative return; or		☐Yes ☐No
	(3) Any other transactions prohibited by laws and regulations or rules of the self regulatory organization.		☐Yes ☐No

2.	Black-Out Period (The applicant must complete either (1) or (2) whichever is applicable)：
(1)If the applicant is a person in charge of managing or advising of trust assets or a person engaged in trading
I certify that I am not in possession of any information concerning the Subject Securities that have been or are scheduled to be sold or purchased during the period set forth below (please insert the applicable dates)

5 business days (5BD)*	Application date	3 Business days (3BD)*
(R/D - 5 BD)	(Record Date: R/D)	(R/D + 3 BD)
(MM/DD/YYYY)	(MM/DD/YYYY)	(MM/DD/YYYY)	☐Yes ☐No

(*) Excluding the date the application was submitted
Note: A member of Investment management Business Unit shall not purchase or sell the issue that is scheduled to be purchased or sold on the account of a customer in the near future since Chapter 2 III A. only refer to a minimal restricted period of time.

(2)If the applicant is a person in charge of corporate research

I certify that the Subject Securities are not the securities issued by the corporation of which I conducted to research on or am scheduled to research during the period of one (1) month prior to and after the day of application is submitted.
☐Yes ☐No
(3) If the applicant is a person who is belong to the Corporate Value Enhancement Investment Division
I certify that the Subject Securities are not the securities issued by the corporation of which I have been or are scheduled to solicit my clients.	☐Yes ☐No
I certify that I am not in possession of any information concerning the Subject Securities that have been or are scheduled to be advised.	☐Yes ☐No

Supervisor	Applicant

(MM/DD/YYYY)	(MM/DD/YYYY)

Insider Information Notification

HIGHLY CONFIDENTIAL
Number	Date(YY/MM/DD)

To the Information Management Supervisor

Name:	(seal)
Department:

1. Name of Company and companies involved
Name:	Security Code:

2. Contents of critical information Select from attached sheet, or specify it）
Select from attached sheet／ or Specify in the column

3. How inside information received and the title of person the information given to you

4. Data received (Date and Time)
(YY/MM/DD)	Time: AM/PM :

5. Date information is likely to go public
(YY/MM/DD)

6. Fact of our SPARX attendance
Attended ／ Not attended：（ If “Attended” describe the name of the participant）

7. Do you need a availability to pass on the concerned information to other SPARX member
Yes, necessary／ No：（If “Yes”, please describe the reason） Approval to pass the information to other SPARX member Approved by the Information Management Supervisor/Head of Legal & Compliance: Date：

8. Fact of having passed the concerned information on to SPARX member after obtained.
Passed ／ Not passed：（ If “Passed” fill in the reason）

Legal & Compliance Use Only			Head of L&C
Watching period (trade sustention period in system)		Confirmed by
From (YY/MM/DD):	To (YY/MM/DD):

For the form F of number (2005-01)
（Attached sheet）
（Ⅰ）〔Fact of determination〕
（1）Issue of equity finance    （2）Capital decrease / Acquisition or disposal of treasury stock
（3）Division of shares        （4）Dividend increase/ decrease   （5）M&A
（6）Business alliance         （7）Liquidation
（8）Industrialization of new products & technology （9）Tie-up / Cancellation on business
（10）Transfer and acquisition of the stocks with reshuffle of subsidiary company
（11）Transfer / Acquisition of Fixed Assets          （12）All or a part of operation abolition
（13）Application for listing/ registration            （14）Application of delisting
（15）Application of registration cancellation        （16）Motion of bankruptcy
（17）Start of new business                       （18）Request of defensive purchase to stock

（Ⅱ）〔Fact of occurrence〕
（1）The damage to be caused by a disaster / duties    （2）Transfer of a main stockholder
（3）A fact to cause de-listing from stock market
（4）Claim on property rights, conclusion of lawsuit concerned.
（5）Application of provisional disposition, decision of the provisional disposition concerned
（6）Disposal, such as suspension of operation based on ordinance by administrative government agency.
（7）Change of the parent company                  （8）Motion of bankruptcy
（9）Dishonored bill and check, disposal of operation suspension by clearing house
（10）Motion of bankruptcy on a parent – subsidiary company
（11）Occurrence of dishonor on debtor / obligations of guarantee
（12）Trade Suspension with major business counterparty.
（13）Exemption / Undertaking of debt, Third party performance（14）Discovery of resources

（Ⅲ）〔alternation or modification to Financial information〕
Sales amount, the current profit or net income, other duties or a large change / revision of achievements expectation value

SPARX GROUP Acknowledgement Concerning Insider Information

To Legal & Compliance,

Date:	/ /
Name:
Signature:

I hereby pledge to observe the following matters to the Legal & Compliance

•	Information concerned is non-publicly opened material information, and I recognize that I may have an influence on the stock prices.

•	After the concerned information goes public, I make a prompt contact or report to the Legal & Compliance.

•
I consent that I do not make any order instruction to all funds managed by me, or issue research report of the company concerned, personal trading, and do not make a report until the concerned information is publicly disclosed and remove Chinese wall.

•
 If the order instruction has already been in place by any chance, I consent that I shall cancel it at once, and accept the existing order would be cancelled. And also I agree that Chinese wall would be in place.

•
I consent that I manage the information carefully for not leaking the information to others until the concerned information is disclosed. In concrete term, the documents and floppies of concerned information shall be kept in the cabinet which only I can control and lock. As for PC, concerned information shall be saved into the file which only I have the access to open it.

•
As a general rule, it is assumed not to participate the in-house discussion of the concerned enterprises until the concerned information is publicly disclosed. In case of unavoidably participation, I shall not make any proposals for investment judgment of the concerned companies.

•	I understand that above items are to be compliance with law and any breaches may be a criminal offence.

•	I consent that the concerned insider information may influence not only the concerned company but also effect to companies involved.

Gifts and Entertainment Application/Notification Form

Employee Name	Department

Gifts/ Entertainment:
☐Gift received	☐Entertainment received
☐Gift provided	☐Entertainment provided

If you check “Entertainment received”, please indicate whether the host attended: YES /  NO

Description of Gift or Entertainment	Value (Estimated)

Name of Company and/or Person providing/receiving Gift or Entertainment

Nature of Business Relation

Reason for Gift or Entertainment

Other SPARX Employees receiving /providing Gift or Entertainment

Employee Signature:	Date:

Supervisor Signature:	Date:

Legal & Compliance Use Only
Name:	Signature:	Date: